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                                                                       EXHIBIT 8

                      [LETTERHEAD OF SULLIVAN & CROMWELL]


                                                June 27, 1995


Bankers Trust New York Corporation
   280 Park Avenue
      New York, New York  10017.

Ladies and Gentlemen:

        As special tax counsel to Bankers Trust New York Corporation, a New York corporation (the "Corporation"), in connection with the issuance by the Corporation of 5,000,000 Depositary Shares each representing a one-hundredth interest in a share of 7 3/4% Cumulative Preferred Stock, Series S ($2,500 Liquidation Preference), we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus Supplement, dated June 27, 1995 (the "Prospectus Supplement").

        We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Corporation's Current Report on Form 8-K, dated June 27, 1995, and the Registration Statement (File No. 33-50395) previously filed with the Securities and Exchange Commission, and to the reference to us in the Prospectus Supplement under the caption "Certain Federal Income Tax Considerations". In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                                Very truly yours,


                                                /s/ SULLIVAN & CROMWELL